Exhibit 23.4

CONSENT OF PERSON TO BE NAMED DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) of Great Ajax Corp. (the “Company”), as a person who has agreed to serve as a director of the Company beginning immediately prior to the pricing of the Company’s initial public offering, and to the inclusion of his biographical information in the Registration Statement.

/s/ John C. Condas
Signature

John C. Condas
Name

12/24/14
Date